Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERQUOTE, INC.

EverQuote, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Charter”), and declaring said amendment to be advisable and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Charter be and hereby is deleted in its entirety and the following inserted in lieu thereof:

“FOURTH: Effective on the filing of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), an 8-for-1 forward stock split of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), shall become effective, pursuant to which each share of Class A Common Stock, $0.001 par value per share, of the Corporation (“Class A Common Stock”) outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and changed into 8 shares of Class A Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent 8 shares of Class A Common Stock, and each share of Class B Common Stock, $0.001 par value per share, of the Corporation (“Class B Common Stock”) outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and changed into 8 shares of Class B Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent 8 shares of Class A Common Stock or Class B Common Stock, respectively (the “Stock Split”). The par value of the Common Stock following the Stock Split shall remain at $0.001 per share.

Each stock certificate representing a number of shares of Class A Common Stock or Class B Common Stock that was issued prior to the Effective Time shall, after the Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent the number of shares of Class A Common Stock or Class B Common Stock, respectively, resulting from the application of the Stock Split effected pursuant to the paragraph above, and the holders of record thereof shall be entitled to receive, upon surrender of such certificate to the Corporation, a new certificate evidencing and representing the applicable number of shares of Class A Common Stock or Class B Common Stock resulting from such reclassification and change from the Stock Split.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 57,570,856 shares of Common Stock and (ii) 14,943,088 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

FURTHER
RESOLVED:	That the first sentence of Subsection 1.1 of Part A of Article FOURTH of the Charter be and hereby is deleted in its entirety and the following inserted in lieu thereof:

“30,004,760 shares of Common Stock are hereby designated Class A Common Stock and 27,566,096 shares of Common Stock are hereby designated Class B Common Stock.”

FURTHER
RESOLVED:	That the second sentence of Article FOURTH, Part B, Subsection 4.9 of the Charter be and hereby is deleted in its entirety and the following inserted in lieu thereof:

“The downward adjustment of the Series B Conversion Price, if any, shall occur as of pricing of the IPO.”

FURTHER
RESOLVED:	That Article FOURTH, Part B, Subsection 5.1 of the Charter be and hereby is deleted in its entirety and the following inserted in lieu thereof:

“5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Class A Common Stock or Class B Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and listed on either the Nasdaq Stock Market or The New York Stock Exchange, or

(b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of a majority of the then outstanding shares of Series A Preferred, and (ii) the Majority B Holders, consenting as separate classes (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series Preferred shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate for such series of Series Preferred as calculated pursuant to Subsection 4.1.1. and (ii) such shares may not be reissued by the Corporation.”

SECOND: That thereafter, in lieu of a meeting and vote of the stockholders, the stockholders have given written consent to the foregoing resolutions and amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 15th day of June, 2018.

EVERQUOTE, INC.

By:	/s/ Seth Birnbaum
Name:	Seth Birnbaum
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment]